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CONSENT OF INDEPENDENT ACCOUNTANTS


We hereby consent to the use in the Prospectus constituting part of this Post-Effective Amendment No. 1 to the registration statement on Form N-1A (the "Registration Statement") of our report dated July 6, 1998, relating to the financial statements and financial highlights of Morgan Stanley Dean Witter Competitive Edge Fund-"Best Ideas" Portfolio, which appears in such Prospectus. We also consent to the reference to us under the heading "Financial Highlights" in such Prospectus and to the references to us under the headings "Independent Accountants" and "Experts" in the Statement of Additional Information which constitutes part of such Registration Statement.

PricewaterhouseCoopers LLP
1177 Avenue of the Americas
New York, New York 10036
July 29, 1998